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                                                       EXHIBIT I TO FORM 12b-25


                                 EATERIES, INC.
                        Commission File Number:  0-14968


Eateries, Inc. (the "Company") is requesting an extension of time in which to file its Form 10-K for the year ended December 28, 1997. In November 1997, the Company acquired substantially all of the assets comprising 17 Mexican restaurants from Famous Restaurants, Inc. and its subsidiaries. The acquisition resulted in a Form 8-K filing in December 1997, and a subsequent Form 8-K/A filing in February 1998, to include audited financial statements of the business acquired and certain pro forma financial information. In February 1998, the Company sold substantially all of the assets comprising three restaurants to Chevy's, Inc., resulting in a Form 8-K filing in March 1998. Due to the significant amount of time devoted to these transactions (and the related S.E.C. filings) by the Company's senior financial management, we were not able to complete the Form 10-K for the year ended December 28, 1997, by the March 30, 1998 filing deadline.